SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No. )*

WALKME LTD.
(Name of Issuer)
ORDINARY SHARES, NO PAR VALUE
(Title of Class of Securities)
M97628107
(CUSIP Number)
December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
⌧ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M97628107		13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 14,719,862
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 14,719,862
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,719,862
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 293,822
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 293,822
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 293,822
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,313,935
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 7,313,935
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,313,935
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,559,564
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,559,564
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,559,564
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 23,887,183
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 23,887,183
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,887,183
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 23,887,183
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 23,887,183
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,887,183
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (Cayman) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 163,070
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 163,070
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,070
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 9 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (Delaware) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 21,747
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 21,747
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,747
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

(1)
CUSIP No. M97628107		13G	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (EU) XI, S.C.Sp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 20,202
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 20,202
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,202
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 11 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI (Co-Investors) (B), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,568
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,568
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,568
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 12 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,589
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,589
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,589
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 13 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 155,464
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 155,464
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 155,464
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 14 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 346,438
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 346,438
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,438
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 15 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 346,438
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 346,438
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,438
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 16 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates (EU) XI, S.a.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 20,202
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 20,202
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,202
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

CUSIP No. M97628107		13G	Page 17 of 19 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,253,823
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 24,253,823
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,253,823
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) Calculations are based upon 82,652,098 Ordinary Shares after the completion of the Issuer’s initial public offering, as reported in the Final Prospectus on Form 424B4 filed with the U.S. Securities and Exchange Commission on June 16, 2021.

Item 1(a).	Name of Issuer:
WalkMe Ltd. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
1 Walter Moses St., Tel Aviv, 6789903, Israel.
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”); (ii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“Cayman IX”); (iii) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“Delaware IX”); (iv) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Co-Investors IX”, and together with IVP IX, Cayman IX and Delaware IX, the “Fund IX Entities”); (v) Insight Partners (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“Cayman XI”), (vi) Insight Partners (Delaware) XI, L.P., a Delaware limited partnership (“Delaware XI”), (vii) Insight Partners XI (Co-Investors) (B), L.P., a Cayman Islands exempted limited partnership (“Co-Investors XI B”), (viii) Insight Partners XI (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Co-Investors XI”), (ix) Insight Partners XI, L.P., a Cayman Islands exempted limited partnership (“IP XI” and, together with Cayman XI, Delaware XI, Co-Investors XI B and Co-Investors XI, the “Fund XI Entities”), (x) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX LP”); (xi) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”) (xii) Insight Associates XI, L.P., a Cayman Islands exempted limited partnership (“IA XI LP”), (xiii) Insight Associates XI, Ltd., a Cayman Islands exempted company (“IA XI Ltd”) (xiv) Insight Partners (EU) XI, S.C.Sp., a Luxembourg special limited partnership (“EU XI” and, together with the Fund XI Entities, the “XI Funds”), (xv) Insight Associates (EU) XI, S.a.r.l., a Luxembourg limited liability company (“IA EU XI”) and (xvi) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”).
The general partner of each of the Fund IX Entities is IVA IX LP, whose general partner is IVA IX Ltd. The general partner of each of the Fund XI Entities is IA XI LP, whose general partner is IA XI Ltd. The general partner of EU XI is IA EU XI . The sole shareholder of IVA IX Ltd, IA XI Ltd and IA EU XI is Holdings.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
See Item 2(a).
Item 2(d).	Title of Class of Securities:
Ordinary Shares, no par value
Item 2(e).	CUSIP Number:
M97628107
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership.
The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
As the general partner of the Fund IX Entities, IVA IX LP may be deemed to beneficially own all 23,887,183 Ordinary Shares held directly by the Fund IX Entities. As the general partner of IVA IX LP, IVA IX Ltd may be deemed to beneficially own all 23,887,183 Ordinary Shares held directly by the Fund IX Entities. As the general partner of the Fund XI Entities, IA XI LP may be deemed to beneficially own all 346,438 Ordinary Shares held directly by the Fund XI Entities. As the general partner of IA XI LP, IA XI Ltd may be deemed to beneficially own all 346,438 Ordinary Shares held directly by the Fund XI Entities. As the general partner of EU XI, IA EU XI  may be deemed to beneficially own all 20,202 Ordinary Shares held directly by EU XI. As the sole shareholder of IVA IX Ltd, IA XI Ltd and IA EU XI, Holdings may be deemed to beneficially own all 23,887,183 Ordinary Shares held directly by the Fund IX Entities, all 346,438 Ordinary Shares held directly by the Fund XI Entities and all 20,202 Ordinary Shares held directly by EU XI. The foregoing is not an admission by IVA IX LP, IVA IX Ltd, IA XI LP, IA XI Ltd, IA EU XI or Holdings that it is the beneficial owner of the shares held of record by the Fund IX Entities, Fund XI Entities or IA EU XI, nor is it an admission by any of the Fund IX Entities, Fund XI Entities or EU XI that it is the beneficial owner of any Ordinary Shares held by the other of the Fund IX Entities, Fund XI Entities or EU XI.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Attorney-in-Fact

INSIGHT ASSOCIATES XI, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, L.P.
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Ventures Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, L.P.
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES (EU) XI, SARL
By:	Insight Venture Associates IX, L.P., its general partner
By:	Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS (CAYMAN) XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT PARTNERS (DELAWARE) XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS (EU) XI, S.C.SP.
By:	Insight Associates (EU) XI, S.a.r.l., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended